Exhibit 4.9

DEFERRAL AND
AMENDMENT LETTER

To:
Borr Midgard Assets Ltd. (the “Borrower”)
Borr Skald Inc. (“Rig Owner A”)
Borr Saga Inc. (“Rig Owner B”)
Borr Jack-Up XXXII Inc. (“Rig Owner C” and, together with Rig Owner A and Rig Owner B, the “Rig Owners”)
Borr Midgard Holding Ltd. (“HoldCo”)
Borr Drilling Limited (the “Ultimate Parent”)

Date: June 2020

Dear Sir/Madam

Hayfin/Borr – US$195,000,000 Term Loan Facility

[***]

[SIGNATURE PAGE FOLLOWS]

Yours faithfully,

Name:
Title:
for and on behalf of HAYFIN SERVICES LLP as Agent

[DEFERRAL AND AMENDMENT LETTER – SIGNATURE PAGE]

Acknowledgement
We hereby confirm our agreement to and acceptance of the terms of this letter:

________________________
Name:
Title:
for and on behalf of
BORR MIDGARD ASSETS LTD.
Date:

________________________
Name:
Title:
for and on behalf of
BORR SKALD INC.
Date:

________________________
Name:
Title:
for and on behalf of
BORR SAGA INC.
Date:

________________________
Name:
Title:
for and on behalf of
BORR JACK-UP XXXII INC.
Date:

________________________
Name:
Title:
for and on behalf of
BORR MIDGARD HOLDING LTD.
Date:

________________________
Name:
Title:
for and on behalf of
BORR DRILLING LIMITED
Date:

[DEFERRAL AND AMENDMENT LETTER – SIGNATURE PAGE]

Schedule 1
Amendments to the Facility Agreement

(a)	The following additional definitions shall be added to Clause 1.1 (Definitions) of the Facility Agreement:

(i)
“Deferral Letters” means: (i) the side letter dated 15 April 2020, between the Borrower, the Rig Owners, HoldCo, the Ultimate Parent and the Agent; (ii) the deferral letter dated 5 May 2020, between the Borrower, the Rig Owners, HoldCo, the Ultimate Parent and the Agent; (iii) the deferral extension letter dated 21 May 2020; and (iv) the deferral extension letter dated 25 May 2020 as extended on 26 May 2020;

(ii)	“Deferral Period” has the meaning given to such term in the Deferral Letters; and

(iii)	“Deferred Amount” has the meaning given to such term in the Deferral Letters;”

(b)	Clause 24.4(b) (Earnings and Requisition Compensation) of the Facility Agreement shall be deleted and replaced with the following:

“Provided that there is no continuing Event of Default, the Account Holders may withdraw from the Operating Accounts at any time the following payments:

(i)           payments in respect of any amounts payable under the Finance Documents including any interest due under the Finance Documents and fees and expenses of the Finance Parties, any receiver and any delegate;

(ii)         in respect of any Rig that is in an Active Period, payments in respect of Operating Expenses then due and payable relating to that Rig, provided that the aggregate amount withdrawn in respect of any Rig from the Operating Accounts shall not exceed:

(1)         during each rolling three (3) month period from the commencement of the Active Period, an amount equal to [***] where:
A = the number of days in that 3 month period; and
B = the then applicable Daily OPEX Cap; and
(2)          during an Active Period for that Rig, an amount equal to A x B, where:
A = the number of days in that Active Period; and
B = the then applicable Daily OPEX Cap; and

(iii)       in respect of any Rig that is in an Inactive Period, payments in respect of Operating Expenses then due and payable relating to that Rig;

(iv)      in respect of any Rig, payments in respect of management fees then due and payable under a Management Agreement relating to that Rig, provided that the aggregate amount withdrawn in respect of that Rig from the Operating Accounts shall not exceed Permitted Management Fees for that Rig during any calendar year.

The balance shall be maintained in the Operating Accounts and shall not be permitted to be withdrawn or applied for any reason without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) other than in respect of Permitted Dividends and Permitted Intercompany Loan Prepayments made in accordance with the Dividend and Intercompany Loan Prepayment Criteria.”

(c)
The application of Clause 22.21 (Ultimate Parent Undertaking) of the Facility Agreement will be suspended with respect to payments made under Clause 24.4(b)(iii), such that the Ultimate Parent is not required to pre-fund amounts to be paid under that Clause 24.4(b)(iii) and each relevant Account Holder may make payments under that Clause 24.4(b)(iii) from amounts standing to the credit of the relevant Account irrespective of whether those amounts have been pre-funded by way of a Fresh Capital Injection, as contemplated in Clause 22.21; and

(d)	Clause 24.5 (Minimum Liquidity Account) shall be deleted and replaced with the following:

(a)
“subject to Clause 24.5(b), the Minimum Liquidity Account shall be a blocked account and the Account Holder shall not be permitted to withdraw any sums from the Minimum Liquidity Account without the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

(b)	notwithstanding any other provision of any Finance Document to the contrary, the Borrower acknowledges and agrees that:

(i)
if the Deferred Amount is paid in full to the Agent for distribution to the Lenders on or before the expiry of the Deferral Period the Agent shall, at the request of the Borrower, consent to the withdrawal of all amounts standing to the credit of the Minimum Liquidity Account for transfer to the Borrower or any Rig Owner; and

(ii)
the requirement to maintain an Off Hire Buffer Amount under Clause 20.1 (Off Hire Buffer Amount) in the Minimum Liquidity Account shall be suspended until 3 January 2021, provided that such suspension shall only apply in the event that: (1) any drawings from the Minimum Liquidity Account have been applied in payment of all or part of the Deferred Amount pursuant to paragraph (i) above only; and (2) any analogous provisions the Bank Finance Facilities and Shipyard Finance Facilities are suspended for not less than the same period and on no more favourable terms. The Borrower shall (and each Obligor shall) ensure that on and from 4 January 2021, the amount standing to the credit of the Minimum Liquidity Account shall not be less than is required pursuant to Clause 20.1 (Off Hire Buffer Amount).

(e)	The following representation shall be added to Clause 18 (Representations and warranties) as a new Clause 18.32:

“Clause 18.32 No Removal of parts

Each Obligor has not transferred, and will not transfer, any asset, spare part or equipment which are part of or installed on any Rig including, without limitation, in respect of any assets, replacement parts, spare parts or other fixtures and fittings whether an integral part of the Rig or otherwise unless such asset, equipment, spare part or part is replaced with a suitable part which is in the same condition as or better condition than the assets, equipment, spare part or part removed without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed)”

(f)	The following additional information undertakings shall be added to Clause 19.5 (Information: miscellaneous):

(e)
“promptly on request and in any event on a monthly basis, up to date copies of the: (i) IADC specifications in respect of each Rig; and (ii) the asset transfer register and print out of the inventory register from the maintenance system for each Rig as provided to the Agent on 20 May 2020;

(f)
within 15 Business Days of the end of each Month, providing to the Agent monthly operational and financial reports for each Rig with details of uptime, revenue, detailed cost breakdown, cash receipts and disbursements;

(g)
provide to the Agent the detailed quarterly budget (including, without limitation, profit and loss and cashflow forecast for each Rig) for the relevant calendar year and including (but not limited to) details of operational key performance indicators, a measure of the non-productive time rate on a per Rig quarterly basis, cash earnings per Rig on a quarterly basis, and percentage earnings per Rig per month and any updates to such budget as the Borrower otherwise prepares;

(h)
any confirmatory security over each BOP as the Agent may reasonably require to be provided within 15 Business Days following the date of the request (together with corporate approval documentation and legal opinions to the satisfaction of the Agent).

(g)	The following additional general undertaking shall be added to Clause 21 (General undertakings):

“21.27 Inspection of Rigs

At any reasonable time, upon reasonable notice to the Borrower, as often as reasonably requested and at the Obligors’ cost, the Borrower allowing and procuring that each Obligor allows the Agent (and/or its representatives or advisors) to undertake inspections of each of the Rigs.”

(h)	The following additional general undertaking shall be added to Clause 21 (General undertakings):

“21.28 IFS System

Each Obligor shall (and shall procure that each other Obligor shall):

(a)
promptly and in any event within 5 Business Days of receipt of a notice from the Security Agent on behalf of the Finance Parties confirming that it has exercised its rights under the Security Documents in respect of any of the Rigs following the occurrence of an Event of Default which is continuing:

(i)
give notice to any or all of IFS, Eyeshare, IFS Consulting, IFS AMS and CEVA notifying them that they are each authorised to cooperate with the Security Agent to facilitate the creation of a replica IFS system and to facilitate any other actions ancillary to the foregoing, should the Security Agent or its nominee require an IFS licence to operate any or all of the Rigs; and

(ii)
use best endeavours to engage, facilitate and cooperate (but not to pay any additional fees or licence payments) with any or all of IFS, Eyeshare, IFS Consulting, IFS AMS and CEVA in respect of any additional requests they may have in connection with the foregoing; and

(b)
promptly and in any event within 15 Business Days of a receipt of a notice from the Security Agent on behalf of the Finance Parties and subject to confidentiality undertakings from the Security Agent and any consultant engaged to advise the Security Agent on Rig operational matters, establish and provide access to a secure data room containing operational procedures specific to each of the Rigs (to be updated from time to time promptly following written request from the Security Agent), such access to be on a view-only basis unless and until the Security Agent on behalf of the Finance Parties has exercised its rights under the Security Documents in respect of any of the Rigs following the occurrence of an Event of Default which is continuing. The password to enable download access to the documents in the data room will be held in escrow by external legal counsel for the Security Agent on written terms that provide that legal counsel is not entitled to release the password unless and until it receives notice the Security Agent on behalf of the Finance Parties has exercised its rights under the Security Documents in respect of any of the Rigs following the occurrence of an Event of Default which is continuing."

(i)	Clause 22.6 (Removal of parts) shall be deleted and replaced with the following:

“22.6 Removal of parts

The Borrower shall procure that no Rig Owner or Rig Operator shall and no Rig Owner or Rig Operator shall, in respect of the Rig owned by it or operated by it (as the case may be), remove or permit the removal, of any material or spare part of a Rig, or any item of equipment installed on that Rig, unless the part or item (whether material or spare) so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item (whether material or spare) removed, is free from any Security or any right in favour of any person other than the Security Agent and becomes on installation on that Rig, the property of the Borrower, and subject to the security constituted by the Mortgage relating to that Rig without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) PROVIDED THAT the Borrower may install equipment owned by a third party, if the equipment can be removed without any risk of damage to that Rig.”

Schedule 2
Amendment Plan Terms